Exhibit 99.1

Essex Property Trust Announces the Planned Retirement of John Eudy, Co-Chief Investment Officer and Adam Berry as Successor

San Mateo, California — December 19, 2018 — Essex Property Trust, Inc. (NYSE:ESS) announced today the expected retirement, pursuant to its succession plan, of John D. Eudy, 64, the Company’s Executive Vice President and Co-Chief Investment Officer on or around April 2019, and is expected to continue on a part-time basis thereafter.  John has led Essex’s development activities for over 33 years, during which John and his team created over 15,000 apartment homes.  “John is without question among the most accomplished and successful investment executives in the real estate industry, driving the Company’s portfolio from $250 million in 1994 to $22 billion today.  John was a founding partner and key member of Essex’s executive team when the Company completed its IPO in 1994.  Since then, John has been instrumental in the success of the Company and exemplifies its culture of achievement, which includes training and mentoring other focused and capable investment executives,” commented Michael J. Schall, President and CEO. “On behalf of the Board of Directors and entire Essex team, we thank John for his exceptional service.”

The Company is also pleased to announce that its Board has appointed Adam W. Berry, 45, currently Essex’s Senior Vice President of Investments, to succeed John Eudy as Essex’s Co-Chief Investment Officer.  Adam joined Essex in 2003 in its acquisitions department, following his employment as an attorney with Wilson, Sonsini, Goodrich and Rosati.  More recently, Mr. Berry has led the Company’s redevelopment and property dispositions programs before working closely with John Eudy on development opportunities.  “The senior leadership has continued to increase Adam’s responsibilities in preparation for his expanded role and I am very confident that Adam will carry on John’s successful legacy,” commented Mr. Schall.

About Essex Property Trust, Inc.
Essex Property Trust, Inc., an S&P 500 company, is a fully integrated real estate investment trust (REIT) that acquires, develops, redevelops, and manages multifamily residential properties in selected West Coast markets. The Company currently has ownership interests in 247 apartment communities comprising more than 60,000 apartment homes with an additional 6 properties in various stages of active development. Additional information about Essex can be found on the Company’s website at www.essex.com.

Contact Information
Barb Pak
Group Vice President of Finance & Investor Relations
(650) 655-7800
bpak@essex.com

1100 Park Place Suite 200 San Mateo California 94403 telephone 650 655 7800 facsimile 650 655 7810
www.essex.com